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                           ANALYSIS & TECHNOLOGY, INC.
                           DEFERRED COMPENSATION PLAN









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                                TABLE OF CONTENTS

ARTICLE I .................................................................    1
         Purpose ..........................................................    1
ARTICLE II ................................................................    1
         Definitions ......................................................    1
              2.1.   Affiliate ............................................    1
              2.2.   Aggregate Deferral ...................................    2
              2.3.   Annual Deferral ......................................    2
              2.4.   Beneficiary ..........................................    2
              2.5.   Board ................................................    2
              2.6.   Committee ............................................    2
              2.7.   Contributions ........................................    2
              2.8.   Deferral Benefit .....................................    2
              2.9.   Deferral Period ......................................    2
              2.10   Deferred Income Account ..............................    2
              2.11   Determination Date ...................................    3
              2.12   Director ............................................     3
              2.13   Effective Date .......................................    3
              2.14   Employer .............................................    3
              2.15   Gross Salary .........................................    3
              2.16   Participant ..........................................    3
              2.17   Participation Agreement ..............................    3
              2.18   Performance Incentive Awards .........................    3
              2.19   Plan Administrator ...................................    3
              2.20   Plan Year ............................................    3
              2.21   Retirement ...........................................    3
              2.22   Spouse ...............................................    4
              2.23   Termination ..........................................    4
              2.24   Total Compensation ...................................    4

ARTICLE III ...............................................................    4
         Administration ...................................................    4
              3.1.   Committee; Duties ....................................    4
              3.2.   Agents ...............................................    4
              3.3.   Procedure ............................................    4

ARTICLE IV ................................................................    5
         Participation and Deferral Amoun  ................................    5
              4.1.   Eligibility ..........................................    5
              4.2.   Participation ........................................    5
              4.3.   Deferral Amounts .....................................    6
              4.4.   Waiver of Deferral ...................................    6
              4.5.   Employer Contribution ................................    6
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ARTICLE V .................................................................    7
         Deferred Income Accounts ........................................     7
              5.1.   Crediting of Deferred Compensation ...................    7
              5.2.   Vesting of Deferred Income Account ...................    7
              5.3.   Determination of Account .............................    7
              5.4.   Investment Performance ...............................    8
              5.5.   Statement of Accounts ................................    8
              5.6.   Voting of Securities .................................    8
              5.7.   Response to Tender Offers ............................    8

ARTICLE VI ................................................................    9
         Benefits .........................................................    9
              6.1.   Benefit Payments and Form of Benefit .................    9
              6.2.   Form of Payment ......................................   10
              6.3.   Benefit Commencement .................................   10
              6.4.   Retirement ...........................................   10
              6.5.   Termination ..........................................   10
              6.6.   Death ................................................   10
              6.7.   Hardship Distribution ................................   11
              6.8.   Withholding; Payroll Taxe ............................   11
              6.9.   Leave of Absence .....................................   11
              6.10   Change of Control ....................................   11

ARTICLE VII ...............................................................   13
         Beneficiary Designation ..........................................   13
              7.1.   Beneficiary Designation ..............................   13
              7.2.   Amendment, Marital Status ............................   13
              7.3.   No Participant Designation ...........................   13
              7.4.   Effect of Payment ....................................   14

ARTICLE VIII                                                                  14
         Amendment and Termination of Plan ................................   14
              8.1.   Amendment ............................................   14
              8.2.   Company's Right to Terminate .........................   14

ARTICLE IX ................................................................   14
         General Provisions ...............................................   14
              9.1.   Unsecured General Creditor ...........................   14
              9.2.   Nonassignability .....................................   15
              9.3.   Not a Contract of Employment .........................   15
              9.4.   Protective Provisions ................................   16
              9.5.   Terms ................................................   16
              9.6.   Captions .............................................   16
              9.7.   Governing Law ........................................   16



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              9.8.   Validity .............................................   16
              9.9.   Notice ...............................................   16
              9.10   Successors ...........................................   17
              9.11   Incompetent Participant or Beneficiary ...............   17

ARTICLE X .................................................................   17
         Claims Procedure .................................................   17
              10.1 Claim ..................................................   17
              10.2 Denial of Claim ........................................   17
              10.3 Review of Claim ........................................   18
              10.4 Final Decision .........................................   18

APPENDIX A - Participation and Deferral Election Agreement

APPENDIX B - Beneficiary Designation and Form of Benefit Election


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                                   ARTICLE I.



                                     Purpose

          The purpose of the Deferred Compensation Plan (hereinafter referred to as the "Plan") is to provide funds upon the retirement, death, or disability of designated employees of Analysis & Technology, Inc. and those of its Affiliates which participate in the Plan (hereinafter collectively referred to as the "A&T" or "Company"). It is intended that the Plan will aid in retaining and attracting employees by providing a means to supplement their standard of living in retirement. In addition, the Plan is to provide funds upon the completion of service or death of a member of the Board of Directors of A&T. The Plan is intended to be an unfunded arrangement for the purposes of Title I of ERISA and the Internal Revenue Code.

                                   ARTICLE II.


                                   Definitions

          For purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise.

          2.1 Affiliate. "Affiliate" means a corporation which is a member of a controlled group of corporations of which the Company is also a member. A "controlled group of corporations" shall be defined in accordance with Section 414(b) of the Internal Revenue Code (the "Code") and shall include other corporations to the extent fixed by the Committee. "Affiliate" also means any unincorporated business under common control with the Company. "Common Control" shall be defined in accordance with regulations prescribed by the Secretary
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of the Treasury under Section 414(c) of the Code and, to the extent not inconsistent therewith, in accordance with such rules as may be adopted by the Committee.

          2.2 Aggregate Deferral. "Aggregate Deferral" means the aggregate of the Salary, Incentive Compensation, Retainer and Meeting Fee Deferrals of a Participant.

          2.3 Annual Deferral. "Annual Deferral" means the amount a Participant elects to defer annually pursuant to his filed Participation Agreement.

          2.4 Beneficiary. "Beneficiary" means the person, persons or entity designated by the Participant, or as otherwise provided in accordance with
Article VII, to receive any benefits payable under the Plan. Any Beneficiary designation shall be made in a written instrument filed with the Committee.

          2.5  Board. "Board" means the Board of Directors of A&T. Committee.

          2.6 "Committee" means the Committee appointed by the Board to administer the Plan pursuant to Article III.

          2.7 Contributions. "Contributions" means for any Plan Year the amount of total compensation deferred under this Plan for such Plan Year.

          2.8 Deferral Benefit. "Deferral Benefit" means the benefit payable to a Participant pursuant to Article VI.

          2.9 Deferral Period. "Deferral Period" means the calendar year for which Compensation is being deferred as set forth in the Participant's filed Participation Agreement and Article IV.

          2.10 Deferred Income Account. "Deferred Income Account" means the accounts maintained on the books of the Employer for each Participant pursuant to Article V. A separate Deferred Income Account shall be maintained for each Participant. A Participant's Deferred Income Account shall be utilized solely as a device for the determination of the amounts to be paid to the Participant pursuant to this Plan. A Participant's Deferred Income Account shall remain an asset of the Employer, subject to the claims of its creditors.

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         2.11  Determination Date.  "Determination Date" means the date on which the value of a Participant's Deferred Income Account is determined as provided in Article V hereof. The last day of each calendar month shall be a Determination Date.

          2.12 Director. "Director" means an individual who is a Member of the Board of Directors of A&T and who is not an Employee of the Company.

          2.13  Effective Date. "Effective Date" shall be January 1, 1987.

          2.14 Employer. "Employer" means Analysis & Technology, Inc. and those of its Affiliates which, with the approval of the Board, adopt the Plan, and any successor to the business thereof.

          2.15 Gross Salary. "Gross Salary" means the salary paid to an Employee Participant in respect of a Plan Year and considered to be "wages" for purposes of federal income tax withholding, but before reduction for compensation pursuant to this Plan. Gross salary shall include any amounts deferred in accordance with IRC Section 401(k) and any amounts which qualify under IRC Section 125.

          2.16 Participant. "Participant" means any designated individual who participates in this Plan by filing a Participation Agreement as provided in
Article IV.

          2.17 Participation Agreement. "Participation Agreement" means the agreement filed with the Committee by a Participant pursuant to Section 4.2.

          2.18 Performance Incentive Awards. "Performance Incentive Award" means the compensation, if any, that is not part of the Employee Participant's Gross Salary.

          2.19 Plan Administrator. The Committee shall be the administrator of the Plan.

          2.20 Plan Year. "Plan Year" means the period from the effective date of the Plan to December 31, 1987 and any calendar year thereafter.

          2.21 Retirement. "Retirement" means termination of an Employee Participant's service after attainment of age 55 or a Director Participant's completion of service with A&T.

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          2.22  Spouse. "Spouse" means a Participant's wife or husband who was lawfully married to the Participant immediately prior to receipt of payments from this Plan.

          2.23 Termination. "Termination" means severance from service with the Company other than Retirement.

          2.24 Total Compensation. "Total Compensation" means the sum of the Gross Salary and the Performance Incentive Award, if any, or the retainer and meeting fee paid to a Participant during the Plan Year.



                                  ARTICLE III.



                                 Administration

          3.1 Committee; Duties. This Plan shall be administered by a committee (the "Committee") consisting of not less than three individuals who shall be appointed, from time to time, by the Board of A&T. The Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and decide, or resolve, any and all questions including interpretations of this Plan, as may arise in connection with the Plan. No member of the Committee may act, vote or otherwise influence a decision of the Committee specifically relating to his own participation in the Plan.

          3.2 Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may, from time to time, consult with counsel who may be counsel to the Employer.

          3.3 Procedure. All determinations of the Committee shall be made by not less than a majority of its members present at the meeting at which a quorum is present. A majority of the entire Committee shall constitute a quorum for the transaction of business. Any action required or permitted to be taken at a meeting of the Committee may be taken without a meeting,

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if a unanimous written consent which sets forth the action is signed by each member of the Committee and filed with the minutes of proceedings of the Committee. Services on the Committee shall constitute services as an employee of A&T so that members of the Committee shall be entitled to indemnification for their services as members of the Committee to the same extent as for services as employees of A&T.



                                   ARTICLE IV.



                       Participation and Deferral Amounts

          4.1 Eligibility. All employees who are officers of Analysis & Technology, Inc., all employees who have a Gross Salary of $100,000 per annum or greater, all members of the Board of Directors who are not employees of A&T or of an affiliate, and all active participants of the Plan as of December 31, 1993.

          4.2 Participation. Participation in the Plan shall be limited to that class of Employees and Directors eligible to participate pursuant to Section 4.1 and who elect to participate in the Plan by filing a properly completed and executed Participation Agreement with the Committee not later than December 15, 1987 and each December 15 thereafter (or such later date as the Committee shall in its sole discretion decide) substantially in the forms annexed hereto as Appendix A. The Participation Agreement shall provide for an Aggregate Deferral during the Deferral Period. The election to participate shall be made pursuant to this Section 4.2 for the following calendar year. Such election shall be irrevocable for that Plan Year. Employees and Directors entering an eligible class shall be able to participate in the Plan as of next January 1. For eligible Employees hired after December 15, 1987 and each December 15 thereafter, participation in the Plan for the following year shall be at the Committee's discretion

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and a properly completed and executed Participation Agreement must be filed no later than December 31.

          4.3 Deferral Amounts. The Participant shall elect annually, in the Participation Agreement or on such other form as the Committee shall provide therefore, the following:

              a) Eligible employees can defer up to twenty-five percent (25%) of their total compensation.

              b) Eligible Directors can defer from 10% to 100% of their annual Director's retainer and meeting fees compensation in increments of 10%.

              c) Eligible Director who is Chairman of the Board of Directors can defer from 10% to 100% of the annual Chairman's retainer compensation in increments of 10%.

         4.4 Waiver of Deferral. The Committee may, in its sole discretion, grant a waiver or suspension of a Participant's deferral commitment, for the balance of the Deferral Period, upon a finding that the Participant has suffered a financial hardship. For purposes of this Plan, financial hardship shall be determined by the Committee under uniform rules to be adopted by the Committee and shall include without limitation, a need for cash arising from an illness, casualty loss, sudden financial reversal, transfer of place of employment or other such occurrence.

         4.5 Employer Contribution. Eligible employees who are officers at the vice president and above level of Analysis & Technology, Inc. or its subsidiaries and are eligible for an employer matching contribution in the employer's or a subsidiary's 401(k) plan, shall receive an employer contribution of 3% of Total Compensation less the actual employer matching contribution to the 401(k) plan provided the employee elects to defer under Section 4.3(a) at least 6% of compensation less the actual employee deferral to the 401(k) plan. This contribution shall be designated the 401(k) Restitution Plan contribution.

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                                     ARTICLE V.



                            Deferred Income Accounts

         5.1 Crediting of Deferred Compensation. The amount of Total Compensationn that a Participant elects to defer in respect of each Plan Year (prorated to reflect the frequency of payments to the Participant during the calendar year, as indicated below) shall be credited by the Company to the Participant's Deferred Income Account for such Plan Year on the first day of each calendar quarter in the case of retainer and meeting fees, as defined in
Section 4.3(b) and (c), on the biweekly paydate in the case of Gross Salary as defined in Section 4.3(a), and, in the case of Incentive Award, on the date such Incentive Award is awarded in such Plan Year. The amount credited to a Participant's Deferred Income Account shall equal the amount deferred except that the amount may be reduced, at the discretion of the Committee, to the extent that the Company is required to withhold any taxes or other amounts from the Participant's deferred compensation pursuant to any federal, state, or local law that may be enacted in the future.

         5.2 Vesting of Deferred Income Account. A Participant shall always be 100% vested in the value of his Deferred Income Account.

         5.3 Determination of Account. A Participant's Deferred Income Account, as of each Determination Date, shall consist of the sum of (i) the balance of the Participant's Deferred Income Account as of the immediately preceding Determination Date, (ii) amounts deferred since the immediately preceding Determination Date pursuant to Article IV and (iii) any investment earnings/losses credited since the preceding Determination Date. The Deferred Income Account of each Participant shall be reduced by the amount of all distributions, if any, made from such Deferred Income Account since the preceding Determination Date. The investment earnings/losses credited to the Deferred Income Account in respect of any Plan Year

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shall be based upon investment performance for such Plan Year determined pursuant to Section 5.4.

         5.4 Investment Performance. All Deferred Income Accounts shall be invested in such investments as the Committee shall deem appropriate. The Committee may solicit information from the Participants to determine their investment preference, but no such indication of preference shall be binding on the Committee.

         5.5 Statement of Accounts. The Committee shall submit to each Participant, after the close of each calendar quarter, a statement in such form as the Committee deems desirable setting forth the balance to the credit of such Participant in his Deferred Income Account as of the last day of the calendar quarter.

         5.6 Voting of Securities. The Committee shall vote the Company's common stock with respect to which investment returns are allocated to the Deferred Income Account of:

              a) A Participant who participates in the Company's Savings and Investment Plan in the same manner as the securities in the Participant's Savings and Investment Plan account are voted;

              b) A Participant who is not a participant in the Company's Savings and Investment Plan, or who is a participant in the Company's Savings and Investment Plan but whose accounts therein are not invested in Company common stock, in the same proportions as shares of the Company's common stock held in the Company's Savings and Investment Plan are voted in the aggregate.

         5.7 Response to Tender Offers. The Committee shall respond to a tender offer for shares of the common stock of the Company with respect to which investment returns are allocated to the Deferred Income Account of:

              a) A Participant who participates in the Company's Savings and Investment Plan in the same manner as the shares of Company in the Participant's Savings and Investment Plan account are tendered;

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              b) A Participant who is not a participant in the Company's Savings and Investment Plan, or who is a participant in the Company's Savings and Investment Plan but whose accounts therein are not invested in Company common stock, in the same proportions as shares of the Company's common stock held in the Company's Savings and Investment Plan are tendered in the aggregate.



                                   ARTICLE VI.



                                    Benefits

         6.1 Benefit Payments . Each Participant entitled to a Deferral Benefit will 6.1receive a payment pursuant to Section 5.3 and this Section 6.1. Participants with Deferred Income Accounts exceeding $10,000 may indicate to the Committee which of the following form of Benefit payment options they prefer. The Committee, in its sole discretion, shall determine the form of Benefit payment to be made to each Participant:

              a) Lump-Sum Payment. Under this form of payment, the value of a Participant's Deferred Income Account shall be paid in a single payment.

              b) Five-Year Payment. Under this form of payment, the value of a Participant's Deferred Income Account shall be paid in five annual payments. The amount of the payments will be: one-fifth of the account balance in year one, one-quarter of the existing account balance in year two, one-third of the existing account balance in year three, one-half of the existing account balance in year four, and 100% of the remaining account balance in year five.

              The form of benefit payment shall be requested by the Participant in his filed Beneficiary Designation and Form of Benefit Election, in the form annexed hereto as Appendix B, or in other such agreement in the form provided therefore by the Committee.

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Participants with Deferred Income Accounts of $10,000 or less shall receive benefits in the form of a lump-sum payment.

         6.2 Form of Payment. Except as otherwise provided in this Section 6.2, all payments shall be made entirely in cash. In the event that investment returns associated with Company common stock are allocated by the the Committee to the Deferred Income Account of a Participant during the last accounting period prior to the commencement of the distribution of the Participant's benefit, then the Committee may, in its sole discretion, distribute Company common stock in lieu of its cash value to such Participant, provided that he has indicated to the Committee a preference for a distribution of Company common stock.

         6.3 Benefit Commencement. Payment of Deferral Benefits shall commence within 120 days following the Retirement, Termination or Death of a Participant. Payment of Deferral Benefits may also be made by the Committee, in its sole discretion, to a Participant who has attained age 55 and has requested the commencement of his benefits.

         6.4 Retirement. Upon a Participant's retirement, in accordance with
Section 2.21, the value of the Deferred Income Account will be determined as of the Determination Date immediately following his date of retirement pursuant to
Section 5.3 and in accordance with Sections 6.1, 6.3, and 6.7.

         6.5 Termination. In the event a Participant terminates his employment for reasons other than Death or Retirement, the value of the Deferred Income Account will be determined pursuant to Section 5.3 and in accordance with Sections 6.1, 6.3, and 6.7. If a Participant ceases to be an employee of the Company because of the sale or other disposition of A&T or of the assets of an Affiliate, his employment shall be deemed to have been terminated pursuant to this Section 6.4.

         6.6 Death. Upon the death of a Participant, while employed by the Company or an Affiliate, the Deferral Benefit shall be paid to the Participant's Beneficiary in accordance with Sections 6.1, 6.3, and 6.7 as if the Participant had retired as of the date of his death.

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         6.7  Hardship Distribution. The Committee may, in its sole discretion, upon the finding that the Participant or Beneficiary has suffered a financial hardship, allow such Participant or Beneficiary to withdraw a portion of his Deferred Income Account sufficient to eliminate the hardship. Financial hardship shall be determined by the Committee under uniform rules to be adopted by the Committee.

         6.8 Withholding; Payroll Taxes. To the extent required by the law in effect at the time payments are made, the Employer shall withhold from payments made hereunder any taxes required to be withheld for federal, state, or local government purposes.

         6.9 Leave of Absence. If a Participant is on approved leave of absence, including, without limitation, disability leave while in receipt of long-term disability payments, he shall be considered as actively employed (except that no deferrals of income shall be permitted or required from disability pay) and shall not be entitled to Deferral Benefits until his actual Retirement or Termination and the cessation of his receipt of benefits as a current employee, including, without limitation, his receipt of long-term disability payments. If a Participant becomes employed by an Affiliate that is not a Participating Employer, such employment shall not be considered to be Retirement or Termination. If a Participant terminates his employment, commences receiving Deferral Benefits and returns to employment with A&T or an Affiliate, payments to him of his Deferral Benefit shall cease until his subsequent Retirement or Termination, but no repayment to the Plan will be required or permitted.

         6.10 Change of Control. In the event of a Change of Control of A&T (as hereinafter defined), all Deferred Income Accounts of Participants shall be determined pursuant to Section 5.3 as of the effective date of the Change in Control. At the election of the Committee, in the exercise of its sole discretion, Deferral benefits may become payable immediately following a Change in Control utilizing such method of payment the Committee shall select, subject to the limitation set forth in the following sentence. Any payment of Deferral Benefits pursuant to the preceding sentence shall be reduced to the extent required so

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that the amount paid pursuant to this Section, when taken together with all other payments to a Participant under all other A&T or Affiliate plans, contracts, and agreements, may be paid to a Participant without any of such payments being non-deductible to the Company under Section 280G, or subject to tax upon receipt by the Participant under Section 4999, of the Code as then in effect. In the event it is determined that the amount payable to a Participant in accordance with the preceding sentence is less than the amount originally calculated and paid to the Participant, the Participant shall repay the Company the amount that is necessary so that, after such adjustment, the Participant will have received or be entitled to receive hereunder the total amount defined above, with any such repayment to bear interest at the rate specified pursuant to Section 1272 of the Code. For purposes of this Section 6.9, a Change of Control shall be deemed to have taken place if: (a) any consolidation or merger of A&T shall be consummated in which A&T is not the continuing or surviving corporation or pursuant to which shares of A&T's voting securities would be converted to cash, securities or other property other than a consolidation or merger of A&T in which the holders of A&T's voting securities immediately prior to the merger have the same proportionate ownership of voting securities of the surviving corporation immediately after the merger; (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of A&T shall be consummated; (c) the shareholders of A&T shall have approved any plan or proposal for A&T's liquidation or dissolution; (d) any person [as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")], other than an A&T Employee Benefit Plan, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange
Act) of 20% or more of A&T's outstanding voting securities; or (e) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless election, or the nomination for election by A&T's shareholders, of each new director was

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approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.



                                  ARTICLE VII.



                             Beneficiary Designation

         7.1 Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person, persons, or entity as his Beneficiary or Beneficiaries to whom payment under the Plan shall be paid in the event of his death by filing with the Committee a Beneficiary Designation substantially in the form annexed hereto as Appendix B. Such payment shall be in accordance with and pursuant to Section 6.1, Section 6.3, and Section 6.7.

         7.2 Amendment, Marital Status. If a Participant's compensation is community property, any designation other than the Spouse made by a Participant then married shall not be valid or effective to the extent any Beneficiary (or combination thereof) is to receive more than fifty percent (50%) of such Participant's aggregate benefits payable hereunder unless the Spouse shall, in writing, approve such designation. Any Beneficiary designation may be changed by a Participant by filing such change on a form prescribed by the Committee. The filing of a new Beneficiary designation will cancel all Beneficiary designations previously filed for such Plan Year, subject to the first sentence of this
Section 7.2.

         7.3 No Participant Designation. If a Participant fails to designate a Beneficiary as provided above, or if his Beneficiary designation is revoked by operation of law or otherwise, without execution of a new designation, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's Beneficiary shall be deemed to be his estate.

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         7.4 Effect of Payment. The completed payment of the balance of all
Deferred Income Accounts shall completely discharge the Company's obligations under this Plan.



                                  ARTICLE VIII.



                        Amendment and Termination of Plan


         8.1 Amendment. Analysis & Technology, Inc. may at any time amend the Plan in whole or in part, provided, however, that no amendment shall decrease the balance to the credit of any Deferred Income Account as of the date of such amendment.

         8.2 Company's Right to Terminate. The Company has the right to amend, suspend, or terminate the Plan at any time and for any reason. The consent of any Participant, Beneficiary, other Company, or other person shall not be requisite to such amendment, suspension, or termination of the plan. Upon the termination of the Plan, with respect to existing deferrals, each Participant shall receive, in a lump sum, the balance of his Deferred Income Account.



                                   ARTICLE IX.



                               General Provisions

         9.1 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company. Except as otherwise provided in this Section 9.1, no assets of the Company shall be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors, or assigns, or held in any way as collateral security from the fulfilling of the

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
obligations of the Company under this Plan. The Company may enter into a Trust Agreement with a Trustee appointed by the Company for the purpose of segregating any assets earmarked for the provision of benefits payable hereunder. The Trust Agreement shall be in such form and contain such provisions as the Company may deem appropriate, including, but not limited to, provisions with respect to the powers and authority of the Trustee (including the management of funds and/or providing investment options and retirement elections under the Plan) and provisions authorizing the Company to settle the accounts of the Trustee on behalf of all persons having an interest in the Plan.. For purposes of this Plan, any and all of the Company's assets (including any such assets held in trust) shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future.

         9.2 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder. All payments and the rights to all payments are expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, or decrees (except Qualified Domestic Relations Orders from a court of competent jurisdiction pursuant to the Retirement Equity Act of 1984), or transferred by operation of law in the event of a Participant's or any Beneficiary's bankruptcy or insolvency.

         9.3 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and the Participant, and the Participant (or his Beneficiary) shall have no rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or to

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
eliminate the Company's right to discipline or discharge him at any time for any reason whatsoever.

         9.4 Protective Provisions. A Participant or beneficiary will cooperate with the Company by furnishing any and all information requested by the Company, in order to facilitate the payment of benefits hereunder, and taking such other action as may be requested by the Company or the Committee.

         9.5 Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or in the singular, as the case may be, in all cases where they would so apply.

         9.6 Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

         9.7 Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Connecticut.

         9.8 Validity. In case any provisions of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provisions had never been inserted herein.

         9.9 Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Committee at the principal office of A&T. Such notice shall be deemed given as of the date of delivery, or if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

         9.10 Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

         9.11 Incompetent Participant or Beneficiary. In the event that it shall be found upon evidence satisfactory to the Committee that any Participant or Beneficiary to whom a benefit is payable under this Plan is unable to care for his affairs because of illness or accident, any payment due (unless prior claim therefore shall have been made by a duly authorized guardian, or other legal representative) may be paid, upon appropriate indemnification of the Committee, to the Spouse or other person deemed by the Committee to have incurred expense for such Participant. Any such payment shall be a payment for the account of the Participant and shall be a complete discharge of any liability of the Plan therefore.



                                   ARTICLE X.



                                Claims Procedure

         10.1 Claim. Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee which shall respond in writing within 45 days of the request.

         10.2 Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

              a) The reason for denial, with specific reference to the Plan a) provisions on which the denial is based.

              b) A description of any additional material or information required and an explanation of why it is necessary.

              c) An explanation of the Plan's claim review procedure.

         10.3 Review of Claim. Any person whose claim or request is denied or who has not received a response within 45 days may request review by notice given in writing to the Committee. The claim or request shall be reviewed by the Committee who may grant the claimant a hearing, or request a hearing, to clarify any related matters which it deems appropriate. On review, the claimant may be entitled to representation, may examine pertinent documents, and may submit issues and comments in writing.

         10.4 Final Decision. The decision on review shall normally be made by the Committee within 60 days of the date of the appeal. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 days. The decisions shall be in writing and shall state the reason and the relevant Plan provisions and shall be conclusive and binding on all parties.







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